Prospectus Filed Pursuant to Rule 424(b)(5)

Registration Numbers 333-123525 and 333-104350

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 13, 2005

$

Floating Rate Notes Due

We will pay interest on the Notes on each         ,         ,          and         , commencing         , 2005. The per annum interest rate on the Notes for each quarterly interest period will be reset quarterly and will be equal to three-month LIBOR plus     %. However, in certain circumstances described herein, the interest rate will be determined without reference to LIBOR.

We may redeem all or part of the Notes at the principal amount of the Notes being redeemed, plus accrued interest, on or after                 , 2007.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system.

Investing in the Notes involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, before expenses, to us(1)
Per Note	%	%	%
Total	$	$	$

(1) Plus accrued interest, if any, from                 , 2005

We expect that delivery of the Notes will be made to investors through the book-entry delivery system of The Depository Trust Company on or about June     , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

RBS Greenwich Capital	JPMorgan	Scotia Capital

Citigroup

KeyBanc Capital Markets	Lazard Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus supplement is June     , 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the prospectus which gives more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference which are described under “Where You Can Find More Information” in the prospectus supplement.

You should rely only on the information contained in the prospectus supplement and the prospectus, including the information contained in the documents incorporated by reference. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference.

Pepco Holdings, Inc.

We are a diversified energy company that, through our operating subsidiaries, is engaged in two principal business operations:

•	electricity and natural gas delivery, and
•	competitive energy generation, marketing and supply.

We are a public utility holding company registered under the Public Utility Holding Company Act of 1935, or PUHCA, and are subject to the regulatory oversight of the Securities and Exchange Commission, or SEC, under PUHCA. As a registered public utility holding company, we require SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among us and our subsidiaries generally must be performed at cost, and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

Power Delivery

The largest component of our business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. Our power delivery business is conducted by our three regulated utility subsidiaries: Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, each of which is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local public service commissions. Each company also provides default electricity supply, which is the supply of electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. Default electricity supply is also known as default service in Virginia, standard offer service in Maryland and the District of Columbia, as well as in Delaware (on and after May 1, 2006), basic generation service in New Jersey, and provider of last resort service in Delaware (before May 1, 2006). The rates each company is permitted to charge for the transmission of electricity is regulated by the Federal Energy Regulatory Commission, or FERC. This means that the profitability of the power delivery business depends on its ability, through the rates it is permitted to charge, to recover costs and earn a reasonable return on its capital investments.

Competitive Energy

The competitive energy business provides competitive generation, marketing and supply of electricity and gas, and related energy management services, primarily in the mid-Atlantic region. Our competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company, which are collectively referred to as Conectiv Energy, and Pepco Energy Services, Inc. and its subsidiaries, which are collectively referred to as Pepco Energy Services.

Other Business Operations

Over the last several years, we have discontinued our investments in non-energy related businesses, including the sale of our aircraft portfolio and the sale of our 50% interest in Starpower Communications LLC. Our current activities, which are conducted through Potomac Capital Investment Corporation, or PCI, are limited to the management of a portfolio of cross-border energy sale-leaseback transactions, with a book value at March 31, 2005 of approximately $1.2 billion. PCI does not plan on making further investments in non-energy related businesses, and will focus on maintaining the earnings stream from its energy leveraged leases.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

The Offering

Issuer	Pepco Holdings, Inc.

Securities Offered	$ aggregate principal amount of Floating Rate Notes due .

Maturity Date	The Notes will mature on .

Interest Rate	The interest rate on the Notes will be reset quarterly based on the three-month LIBOR rate plus a spread of %.

Interest Payment Dates	, , and of each year commencing on , 2005.

Optional Redemption	We may redeem all or part of the Notes at the principal amount of the Notes being redeemed, plus accrued interest to the redemption date, commencing , 2007. See “Description of Notes — Optional Redemption.”

Ranking	The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. Because we are a holding company and conduct our operations through our subsidiaries, holders of the Notes will, in effect, have a position junior to the claims of the creditors, including debtholders, and the preferred stockholders of our subsidiaries.

Use of proceeds	We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $ million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay an equal amount of our outstanding commercial paper. We issued this commercial paper to fund the repayment of $300 million in debt of Conectiv, one of our wholly-owned subsidiaries which is the holding company for DPL, ACE and Conectiv Energy Holding Company. See “Use of Proceeds.”

Sinking Fund	None.

Risk Factors	You should read the “Risk Factors” section, beginning on page S-5 of this prospectus supplement, to understand some of the risks associated with an investment in the Notes.

RISK FACTORS

Investing in the Notes involves risk. You should carefully consider all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties referred to below or listed under “Forward-Looking Statements” in the accompanying prospectus. However, these risks and uncertainties are not the only risks which we face.

We and our subsidiaries are subject to substantial governmental regulation. If we or any of our subsidiaries receive unfavorable regulatory treatment, our business could be negatively affected.

We are a registered public utility holding company that is subject to regulation by the SEC under PUHCA. As a registered public utility holding company, we require SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA transactions among us and our subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

The utility businesses conducted by our power delivery subsidiaries are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by public service commissions in its service territories, with respect to, among other things, the rates it can charge retail customers for the delivery of electricity. In addition, the rates that the companies can charge for electricity transmission are regulated by FERC. The companies cannot change delivery or transmission rates without approval by the applicable regulatory authority. While the approved delivery and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, our financial results, will be adversely affected.

Our subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. We believe that our subsidiaries have obtained or sought renewal of the material permits, approvals and certificates necessary for their existing operations and that their businesses are conducted in accordance with applicable laws; however, we are unable to predict the impact of future regulatory activities of any of these agencies on their business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require our subsidiaries to incur additional expenses or to change the way they conduct their operations.

Our business could be adversely affected by the Mirant bankruptcy.

In 2000, Pepco sold substantially all of its electricity generation assets to Mirant. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries. On July 14, 2003, Mirant and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. Depending on the outcome of the proceedings, the Mirant bankruptcy could adversely affect our business. For more information, please see the information in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters — Relationship with Mirant Corporation” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters — Relationship with Mirant Corporation” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the IRS in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. For more information, please see the information in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters — Divestiture Cases” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters — Divestiture Cases” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

The operating results of our power delivery and competitive energy subsidiaries fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The businesses of our power delivery and competitive energy subsidiaries are seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and gas is generally greater in the winter months associated with heating as compared to other times of the year. Accordingly, our power delivery and competitive energy subsidiaries historically have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

The facilities of our subsidiaries may not operate as planned or may require significant maintenance expenditures, which could decrease their revenues or increase their expenses.

Operation of generation, transmission and distribution facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance. Furthermore, if our operating subsidiaries are unable to perform their contractual obligations for any of these reasons, they may incur penalties or damages.

The transmission facilities of our power delivery subsidiaries are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on the operations of our subsidiaries.

The transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid. FERC has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco, DPL and ACE is a member of PJM Interconnection, LLC, or PJM, which is the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE

operate their transmission facilities under the direction and control of PJM. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM and the other regional transmission operators may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on its and our business.

The cost of compliance with environmental laws is significant and new environmental laws may increase the expenses of us and our subsidiaries.

The operations of our subsidiaries, both regulated and unregulated, are subject to extensive federal, state and local environmental statutes, rules and regulations, relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations require our subsidiaries to make capital expenditures and to incur other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. Our subsidiaries also may be required to pay significant remediation costs with respect to third party sites. If our subsidiaries fail to comply with applicable environmental laws and regulations, even if caused by factors beyond their control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, our subsidiaries incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval or if our subsidiaries fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of our subsidiaries or require them to incur significant additional costs. Our current compliance strategy may not successfully address the relevant standards and interpretations of the future.

Our competitive energy business operates in a highly competitive environment.

The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. Our competitive energy businesses compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

Our competitive energy businesses rely on some transmission and distribution assets that they do not own or control to deliver wholesale electricity and to obtain fuel for their generation facilities.

Our competitive energy businesses depend upon transmission facilities owned and operated by others for delivery to customers. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric transmission is disrupted or capacity is inadequate or unavailable, the competitive energy businesses’ ability to sell and deliver wholesale power, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available the competitive energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect our power delivery and competitive energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of our competitive energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect our power delivery and competitive energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect our power delivery businesses.

Our risk management procedures may not prevent losses in the operation of our competitive energy businesses.

The operations of our competitive energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in our energy activities are measured and monitored utilizing value-at-risk models to determine the effects of the potential one-day favorable or unfavorable price movement. These estimates are based on historical price volatility and assume a normal distribution of price changes. Consequently, if prices significantly deviate from historical prices, our risk management systems, including assumptions supporting risk limits, may not protect us from significant losses. In addition, adverse changes in energy prices may result in economic losses in our earnings and cash flows and reductions in the value of assets on our balance sheet under applicable accounting rules.

The commodity hedging procedures used by our competitive energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, our competitive energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, our competitive energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Conectiv Energy’s goal is to hedge 75% of both the expected power output of its generation facilities and the costs of fuel used to operate those facilities. However, the actual level of hedging coverage may vary from these goals. The economic hedge goals are approved by our Corporate Risk Management Committee and may change from time to time based on market conditions. Due to the high heat rate of the Pepco Energy Services power plant generation, Pepco Energy Services infrequently locks in the forward value of these plants with wholesale contracts. To the extent that our competitive energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses.

The expiration of certain hedging arrangements could result in exposure of Conectiv Energy to a higher level of commodity price risk.

In order to lower its financial exposure related to commodity price fluctuations, Conectiv Energy entered into an agreement consisting of a series of energy contracts with an international investment banking firm. This agreement is designed to hedge approximately 50% of Conectiv Energy’s generation output and approximately 50% of its supply obligations, with the intention of providing Conectiv Energy with a more predictable earnings stream during the term of the agreement. This 35-month agreement consists of two major components: (i) a fixed price energy supply hedge that will be used to reduce Conectiv Energy’s financial exposure under its current Provider of Last Resort service and Standard Offer Service supply commitment to DPL which extends through May 2006 and (ii) a generation off-take agreement under which Conectiv Energy will receive a fixed monthly payment from the counterparty, and the counterparty will receive the profit realized from the sale of approximately 50% of the electricity generated by Conectiv Energy’s plants (excluding the Edge Moor facility).

This series of energy contracts will terminate in May 2006. As a result, Conectiv Energy will be exposed to a higher level of commodity price risk, unless it were to replace the expiring contracts with new or similar contracts to hedge plant output and any future supply obligations that Conectiv Energy might enter into. Conectiv

Energy cannot at this time predict whether or to what extent it will, or will be able to, enter into new hedging contracts that provide commodity price risk protection.

Acts of terrorism could adversely affect our businesses.

The threat of or actual acts of terrorism may affect our operations and those of our subsidiaries in unpredictable ways and may cause changes in the insurance markets, force us and our subsidiaries to increase security measures and cause disruptions of fuel supplies and markets. If any of our infrastructure facilities, such as our electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, our operations could be adversely affected. Instability in the financial markets as a result of terrorism also could affect the ability of us and our subsidiaries to raise needed capital.

The insurance coverage of us and our subsidiaries may not be sufficient to cover all casualty losses that we might incur.

We and our subsidiaries currently have insurance coverage for their facilities and operations in amounts and with deductibles that we consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

We and our subsidiaries may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for our power delivery and competitive energy businesses.

The Internal Revenue Service, or IRS, challenge to cross-border energy sale and lease-back transactions entered into by one of our subsidiaries could result in loss of prior and future tax benefits.

PCI maintains a portfolio of cross-border energy sale-leaseback transactions, which as of March 31, 2005 had a book value of approximately $1.2 billion and from which we currently derive approximately $55 million per year in tax benefits in the form of interest and depreciation deductions. All of PCI’s cross-border energy leases are with tax indifferent parties and were entered into prior to 2004. On February 11, 2005, the US Department of the Treasury and the IRS issued a notice informing taxpayers that the IRS intends to challenge the tax benefits claimed by taxpayers with respect to certain of these transactions.

PCI’s leases have been under examination by the IRS as part of the normal PHI tax audit. On May 4, 2005, the IRS issued a Notice of Proposed Adjustment to us that challenges the tax benefits realized from interest and depreciation deductions claimed by us with respect to these leases for the tax years 2001 and 2002. The tax benefits claimed by us with respect to these leases from 2001 through the first quarter of 2005 were approximately $189 million. The ultimate outcome of this issue is uncertain; however, if the IRS prevails, we would be subject to additional taxes, along with interest and possibly penalties on the additional taxes, which could have a material adverse effect on our results of operations and cash flow.

In addition, a disallowance, rather than a deferral, of tax benefits to be realized by us from these leases will require us to adjust the book value of our leases and record a charge to earnings equal to the repricing impact of the disallowed deductions. Such a change would likely have a material adverse effect on our results of operations for the period in which the charge is recorded. For more information, please see the information in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

We and our subsidiaries are dependent on our ability to successfully access capital markets. An inability to access capital may adversely affect our business.

We and our subsidiaries rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings of us or our subsidiaries, would increase the cost of borrowing or could adversely affect their ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies;

•	significant increases in the prices for oil or other fuel;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

We may be required to, or may elect to, make significant cash contributions to our defined benefit pension plan.

We follow the guidance of Statement of Financial Accounting Standards, or SFAS, No. 87, “Employers’ Accounting for Pensions” in accounting for pension benefits under the Retirement Plan, a non-contributory defined benefit plan. In accordance with these accounting standards, we make assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions such as the use of a different discount rate or expected return on plan assets, affects the calculation of projected benefit obligations, accumulated benefit obligation, reported pension liability on our balance sheet, and reported annual net periodic pension benefit cost on our income statement.

Furthermore, as a result of actual pension plan experience being different from expected, the accumulated benefit obligation, or ABO, could be greater than the fair value of pension plan assets. If this were to occur, we could be required to recognize an additional minimum liability as prescribed by SFAS No. 87. The liability would be recorded as a reduction to common equity through a charge to Other Comprehensive Income, or OCI, and would not affect net income for the year. The charge to OCI would be restored through common equity in future periods when the fair value of plan assets exceeded the accumulated benefit obligation. Our funding policy is to make cash contributions to the pension plan sufficient for plan assets to exceed the ABO, and avoid the recognition of an additional minimum liability.

Use of alternative assumptions could also impact the expected future cash funding requirements for the pension plan if our defined benefit plan did not meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974.

Our cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of our operating subsidiaries. Our unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of our subsidiaries.

We are a holding company that conducts our operations entirely through our subsidiaries, and all of our consolidated operating assets are held by our subsidiaries. Accordingly, our cash flow, our ability to satisfy our obligations to creditors and our ability to pay dividends on our common stock are dependent upon the earnings of our subsidiaries and the distribution of such earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by us or to make any funds available for such payment. Because the claims of the creditors and preferred stockholders of our subsidiaries are superior to our entitlement to dividends, our unsecured debt and obligations are effectively subordinated to all existing and future liabilities of our subsidiaries and to the rights of the holders of preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity, which may render us and our subsidiaries vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during recent natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and tribunals less likely to view energy companies such as us and our subsidiaries in a favorable light and may cause them to be susceptible to adverse outcomes with respect to decisions by such bodies.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the noteholders to sell their Notes or the price at which the noteholders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions of the Securities Act of 1933, or Securities Act, and Securities Exchange Act of 1934, or Exchange Act.

We are a holding company and have no operating income of our own. Our ability to make payments on the Notes is dependent on receiving dividends and other payments from our subsidiaries.

We are a public utility holding company, registered under PUHCA, and we do not have any operating income of our own. Consequently, our ability to make payments on the Notes is dependent on dividends and other payments received from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether through dividends, loans or other payments. The ability of our subsidiaries to pay dividends or make distributions to us will depend on, among other things:

•	the actual and projected earnings and cash flow, capital requirements, and general financial condition of those subsidiaries;

•	the prior rights of holders of existing and future preferred stock, mortgage bonds and other debt issued by those subsidiaries; and

•	limitations imposed by PUHCA, which, among other things, prohibit the payment of dividends by subsidiaries of a registered public utility holding company out of capital or unearned surplus without the prior approval of the SEC.

The Notes will be, in effect, subordinated to the indebtedness and any preferred stock of our subsidiaries to the extent of the assets of those subsidiaries.

The Notes are not secured by any assets and are not guaranteed by any of our subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stockholders are superior to our entitlement, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the Notes will be, in effect, subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. The Indenture under which the Notes are issued contains no restrictions on the amount of debt or preferred stock issuable by our subsidiaries and does not limit the ability of our subsidiaries to grant a lien on any of their assets other than the capital stock of their significant subsidiaries. See “Description of Debt Securities — Limitation on Liens” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the Notes will be approximately $             million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use all of the net proceeds to repay an equal amount of our outstanding commercial paper with an approximate weighted average interest rate of 3.12% as of May 31, 2005. We issued this commercial paper to fund a portion of the repayment on June 1, 2005 of (i) $20 million in aggregate principal amount of Conectiv’s 6.73% notes due June 1, 2006, (ii) $30 million in aggregate principal amount of Conectiv’s 6.73% notes due June 1, 2005 and (iii) $250 million in aggregate principal amount of Conectiv’s 5.30% notes due June 1, 2005.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the three months ended March 31, 2005 and for each year in the five-year period ended December 31, 2004.

	Three Months Ended March 31,	Twelve Months Ended December 31,
	2005	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	1.90x	2.06x	1.62x	2.15x	2.29x	3.54x

PHI became the parent of Pepco and Conectiv on August 1, 2002. Because Pepco is the predecessor of PHI, PHI’s historical ratios for the years ended December 31, 2001 and 2000 are the same as Pepco’s historical ratios for such years. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (“Trust Preferred”) subsequent to the implementation of SFAS No. 150 on July 1, 2003), interest factor in rentals, pre-tax preferred stock dividend requirements of subsidiaries and, prior to the implementation of SFAS No. 150, distributions on the Trust Preferred, less subsidiary capitalized interest.

CAPITALIZATION

The table below shows our capitalization as of March 31, 2005:

•	on an actual consolidated basis; and

•	as adjusted to give effect to the sale of the Notes offered hereby and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

Pepco Holdings, Inc.

(In Millions)

	As of March 31, 2005

	Actual	As Adjusted
Short-term debt (a)	$1,173.9	$
Capital lease obligations due within one year	4.9
Long-term debt (b)	3,974.6
Transition Bonds issued by ACE Funding	516.2
Capital lease obligations	121.9
Serial preferred stock of subsidiaries (c)	54.9
Shareholders’ equity	3,405.0

Total capitalization	$9,251.4	$

(a) Includes $117.0 million of PHI’s short-term debt, $883.9 million of current maturities of long-term debt (of which $300 million is PHI’s) and $158.4 million of variable rate demand bonds.

(b) Includes $2 billion of long-term debt issued by PHI. Long-term debt is net of unamortized discount.

(c) Includes serial preferred stock and redeemable serial preferred stock.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PHI

The following table contains selected historical consolidated financial information for PHI (and its predecessor Pepco) derived from PHI’s financial statements. The selected historical consolidated financial information as of and for the three months ended March 31, 2005 is unaudited, and the selected historical consolidated financial information as of and for the years ended December 31, 2002, 2003 and 2004 is derived from the audited financial statements of PHI as of and for the years ended December 31, 2002, 2003 and 2004. On August 1, 2002, Pepco merged with Conectiv. The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. Accordingly, the income statement data for PHI for the year ended December 31, 2002 include Pepco’s and its pre-merger subsidiaries’ results for the entire year consolidated with Conectiv’s and its subsidiaries’ results starting on August 1, 2002. The selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of PHI incorporated by reference herein. The financial results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for an entire year.

Pepco Holdings, Inc.

(In Millions)

	As of and for the Year Ended December 31,					As of and for the Three Months Ended March 31, 2005
	2002	2003		2004
Income Statement Data
Operating revenue	$4,324.5	$7,271.3	(a)	$7,221.8		$1,804.8
Operating expenses	3,778.9	6,654.9	(b)	6,446.1		1.656.7
Operating income	545.6	616.4		775.7		148.1
Net income	210.5	113.5	(c)	258.7		55.5

Balance Sheet Data
Cash and cash equivalents	$82.5	$90.6		$29.6		$43.4
Restricted cash	$16.3	$24.2		$42.0		$35.3
Total assets	$13,404.1	$13,371.3		$13,381.2	(d)	$13,515.4

Capitalization and Short-Term Debt
Short-term debt (e)	$1,377.4	$903.3		$836.0		$1,173.9
Capital lease obligations due within one year	15.8	4.4		4.9		4.9
Long-term debt (f)	4,287.5	4,588.9		4,362.1		3,974.6
Transition Bonds issued by ACE Funding	425.3	551.3		523.3		516.2
Debentures issued to financing trust (g)	—	72.2		—		—
Mandatorily redeemable preferred stock of subsidiaries	—	45.0		—		—
Capital lease obligations	119.6	126.8		122.1		121.9
Redeemable preferred securities of subsidiaries (g)	290.0	—		—		—
Total preferred stock of subsidiaries	110.7	63.2		54.9		54.9
Shareholders’ equity	2,995.8	3,003.3		3,366.3		3,405.0

Total Capitalization:	$9,622.1	$9,358.4		$9,269.6		$9,251.4

(a)	Includes the unfavorable impact of $44.3 million ($26.6 million after tax) resulting from trading losses prior to the cessation of proprietary trading.
(b)	Includes a charge of $50.1 million ($29.5 million after tax) related to the cancellation of a combustion turbine purchase contract. Also includes a gain of $68.8 million ($44.7 million after tax) on the sale of the Edison Place office building.
(c)	Includes a non-cash impairment charge of $102.6 million ($66.7 million after-tax) related to an investment in Starpower Communications, LLC, a gain of $68.8 million ($44.7 million after-tax) on the sale of the Edison Place office building, and a net impairment charge of $8.1 million ($5.2 million after-tax) on Potomac Capital Investment Corporation’s aircraft portfolio.
(d)	As reclassified in the unaudited financial statements as of March 31, 2005.
(e)	Includes current maturities of long-term debt and variable rate demand bonds.
(f)	Excludes current maturities of long-term debt and variable rate demand bonds.
(g)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.

DESCRIPTION OF THE NOTES

General

The following description of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under an Indenture between us and The Bank of New York, as trustee, dated as of September 6, 2002. This description is not complete, and we refer you to the attached prospectus and the Indenture.

Purchases of Notes or beneficial interests therein may be made in denominations of $1,000 or any integral multiples of $1,000 in excess thereof.

Maturity, Interest and Payment

The Notes will mature on             . The Notes will bear interest from and including             , payable quarterly in arrears on             ,             ,              and              of each year, commencing             , 2005. Interest payable on each interest payment date will be paid to the persons in whose names the Notes are registered at the close of business on the first day of the month in which such interest payment date occurs, except that interest payable at maturity will be paid to the person to whom principal is paid. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest on the Notes will be calculated on the basis of the actual number of days elapsed over a 360-day year.

The Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus     %; provided, however, that in certain circumstances described below, the interest rate will be determined without reference to LIBOR. Promptly upon each such determination, the Calculation Agent will notify us and the trustee, if the trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and holders of the Notes, us and the trustee.

If the following circumstances exist on any Interest Determination Date, the Calculation Agent will determine the interest rate for the Notes as follows:

(1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation of the rate (the “Rate Quotation”), at which three-month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of single transactions at such time (the “Representative Amounts”). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus         %.

(2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus       %; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Upon the request of a holder of the Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The following definitions apply to the Notes:

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the trustee’s corporate trust office is closed for business.

“Calculation Agent” means The Bank of New York, or its successor appointed by us, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an Interest Payment Date for the Notes (or, with respect to the initial Interest Period only, commencing on             , 2005) and ending on the day before the next succeeding Interest Payment Date for the Notes.

“LIBOR,” for any Interest Determination Date, will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 or a successor reporter of such rates selected by the Calculation Agent and acceptable to us, at approximately 11:00 a.m., London time, on the Interest Determination Date (the “Reported Rate”).

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Telerate Page 3750” means the display designated on page 3750 on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Optional Redemption

We may redeem all or part of the Notes at the principal amount of the Notes being redeemed, plus accrued interest to the redemption date, at any time or from time to time commencing             , 2007.

If we are redeeming less than all of the Notes at any time, the trustee will select the Notes to be redeemed using a method it considers fair and appropriate.

We will redeem the Notes in increments of $1,000. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Subject to the satisfaction of any conditions set forth in the notice of redemption, Notes called for redemption will become due on the date fixed for redemption. Upon payment of the redemption price, on or after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, the redemption may be subject to the receipt of such moneys on or before the redemption date, and if such condition is contained in the redemption notice, the notice shall be of no effect unless such moneys are received.

Additional Notes

The Notes are initially being offered in the aggregate principal amount of $            . We may from time to time, without the consent of the holders and under certain conditions, create and issue additional Notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional Notes would be consolidated and form a single series with the Notes and would have the same terms as to status, redemption, or otherwise as the Notes.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Authentication

Under the indenture, the trustee is obligated authenticate and deliver the Notes upon receipt of (i) an instrument establishing the form and terms of the Notes; (ii) a company order requesting the authentication and delivery of the Notes by the Trustee; (iii) the Notes executed by one of our authorized officers; and (iv) an opinion of counsel pertaining to certain matters relating to the issuance of the Notes.

Payment and Paying Agents

Principal, premium, if any, and interest on the Notes at maturity will be payable upon presentation of the Notes at the corporate trust office of The Bank of New York, in the City of New York, as paying agent for the Notes. Interest on the Notes payable prior to maturity shall be paid by check mailed to the person entitled thereto, as such address appears on the security register for the Notes or by wire transfer to an account designated by the person entitled thereto. We may change the place of payment on the Notes, appoint one or more additional paying agents (including us or any of our affiliates) and remove any paying agent, all at our discretion.

Book-Entry Only — The Depository Trust Company

The Notes will trade through The Depository Trust Company (“DTC”). The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of DTC’s nominee, Cede & Co. The global Notes will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., American Stock Exchange LLC and National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the Notes within the DTC system must be made through participants, which will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Notes. Transfers of ownership interests on the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

Neither DTC, nor Cede & Co., will itself consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of and interest on the Notes will be made to Cede & Co. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for the accuracy of this information.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated June     , 2005, we have agreed to sell to the underwriters named below, severally, and not jointly, and each of the underwriters has severally, and not jointly, agreed to purchase, the principal amount of the Notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Greenwich Capital Markets, Inc.	$
J.P. Morgan Securities Inc.
Scotia Capital (USA) Inc.
Citigroup Global Markets, Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Lazard Capital Markets LLC
SunTrust Capital Markets, Inc.

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of       % of the principal amount per Note. The underwriters and selling group members may allow a discount of       % of the principal amount per Note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price, selling concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In the ordinary course of business, the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our subsidiaries, for which they received or will receive customary fees.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

J.P. Morgan Securities Inc. will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions the underwriters conduct through the system. J.P. Morgan Securities Inc. will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

Lazard Capital Markets LLC has informed us that it entered into an agreement with Mitsubishi Securities (USA), Inc., or Mitsubishi, pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard Capital Markets LLC, including in respect of this offering. Lazard Capital Markets LLC has informed us that, in return for the provision of such services by Mitsubishi to Lazard Capital Markets LLC, Lazard Capital Markets LLC will pay to Mitsubishi Capital Markets LLC a mutually agreed upon fee.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by William T. Torgerson, Esq., our Vice Chairman and General Counsel, and by Covington & Burling, Washington, D.C., and for the underwriters by Dewey Ballantine LLP. Dewey Ballantine LLP, from time to time, represents certain of our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of effectiveness of the registration statement until the offer of the securities is terminated.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005 (File No. 1-31403);

•	The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on July 23, 2002 (File No. 1-31403), registering the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and any amendment or report subsequently filed for the purpose of updating such description;

•	Our Current Report on Form 8-K filed with the SEC on January 10, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on January 24, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on January 28, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on March 15, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on April 1, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on April 19, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on April 28, 2005 (File No. 1-31403); and

•	Our Current Report on Form 8-K filed with the SEC on June 3, 2005 (File No. 1-31403).

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

PROSPECTUS

$1,002,000,000

Common Stock

Debt Securities

By this prospectus, we may offer these securities from time to time in one or more series at a fixed public offering price or at varying prices determined at the time of sale. The aggregate offering price of the securities we may offer under this prospectus will not exceed $1,002,000,000. We will provide you with specific information about the offering and the terms of these securities in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “POM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2005.

This prospectus is a part of registration statements we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or and the accompanying prospectus supplement is accurate only as of the date on the front of the accompanying prospectus supplement and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

ABOUT THIS PROSPECTUS

This prospectus is a part of registration statements that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,002,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statements. Those exhibits have been either filed with the registration statements or incorporated by reference to earlier SEC filings listed in the registration statements.

In this prospectus, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

i

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Our ability to obtain funding in the capital markets on favorable terms;

•	Restrictions imposed by the Public Utility Holding Company Act of 1935 or PUHCA;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

ii

PEPCO HOLDINGS, INC.

We are a diversified energy company that, through our operating subsidiaries, is engaged in three principal areas of business operation:

•	regulated electricity and natural gas delivery;

•	non-regulated competitive energy generation, marketing and supply; and

•	other non-regulated activities consisting primarily of investments in energy-assets.

We are a public utility holding company registered under PUHCA and are subject to the regulatory oversight of the Securities and Exchange Commission, or SEC, under PUHCA. As a registered public utility holding company, we require SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA, transactions among us and our subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of capital or unearned surplus without SEC approval.

Power Delivery

The largest component of our business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. In addition, our power delivery business provides default electricity supply to customers who do not choose a competitive supplier on terms that vary depending on the service territory. Our power delivery operations produced approximately 70% of our consolidated operating income for the year ended December 31, 2004.

Our power delivery business is conducted by our subsidiaries Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, each of which is a regulated public utility in the jurisdictions in which it serves customers. DPL and ACE conduct their power delivery operations under the tradename Conectiv Power Delivery. In the aggregate, our power delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 118,000 customers in Delaware.

Competitive Energy

Our competitive energy business provides non-regulated generation, marketing and supply of electricity and natural gas, and related energy management services, in the mid-Atlantic region. For the year ended December 31, 2004, our competitive energy operations produced approximately 19% of our consolidated operating income. Our competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy) and Pepco Energy Services and its subsidiaries (collectively, Pepco Energy Services).

Other Non-Regulated

This component of our business is conducted through our subsidiary Potomac Capital Investment Corporation, or PCI. PCI manages a portfolio of financial investments, which consists primarily of energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets located outside of the United States. In 2003, PCI discontinued making new investments.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment of debt.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2004.

	Twelve Months Ended December 31,
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	2.06	1.62	2.15	2.29	3.54

PHI became the parent of Pepco and Conectiv on August 1, 2002. Because Pepco is the predecessor of PHI, PHI’s historical ratios for each year in the two year period ended December 31, 2001 are the same as Pepco’s historical ratios for such years. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (“Trust Preferred”) subsequent to the implementation of SFAS No. 150 on July 1, 2003), interest factor in rentals, preferred stock dividend requirements of subsidiaries and, prior to the implementation of SFAS 150, distributions on the Trust Preferred, less subsidiary capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer under this prospectus. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities.

The debt securities will be issued in one or more series under the Indenture, dated as of September 6, 2002, between us and The Bank of New York, as trustee. The statements below are summaries of the material terms of the Indenture. In addition to this summary, you are urged to review the Indenture, which is filed as an exhibit to the registration statements under which the debt securities are registered.

General

We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture will rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

The relevant prospectus supplement will describe the terms of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

•	any addition to or change in the events of default set forth in the Indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the Indenture; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture.

The Indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Structural Subordination

We are a holding company that conducts all of our operations through subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stock holders are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the debt securities will be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. Most of our subsidiaries have outstanding indebtedness, and Pepco, DPL and ACE have outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

•	the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, or if a default or Event of default has occurred, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Indenture, Section 305.)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 602.)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 603.)

Registration and Transfer

If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 602.)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 305.)

Defeasance

The Indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the Indenture, which we refer to as legal defeasance, or be released from our obligations under certain covenants under the Indenture with respect to the debt securities (as described below) such that our failure to comply with the defeased covenants will not constitute an Event of Default, which we refer to as covenant defeasance. Following a legal defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default. Following a covenant defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default caused by our failure to comply with the defeased covenants or an Event of Default relating to our bankruptcy, insolvency or reorganization.

If we satisfy the conditions necessary to effect a covenant defeasance with respect to a series of debt securities, we will be released from our obligations under:

(i)	the covenants in the senior indenture relating to limitations on liens or consolidations, mergers or sales of assets (see “Limitations on Liens” and “Consolidation, Merger and Sale of Assets” below) and

(ii)	any covenants applicable specifically to the series that were established by the instruments creating the series.

We may effect a legal defeasance or a covenant defeasance if:

(i)	we irrevocably deposit in trust with the trustee money or Eligible Obligations (which are defined in the Indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities;

(ii)	no default or Event of Default with respect to the applicable series of debt securities has occurred and is continuing;

(iii)	the legal defeasance or covenant defeasance will not:

(a)	cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act;

(b)	result in the trust arising from the deposit with the trustee of funds to pay all amounts due under the debt securities constituting, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(c)	result in a breach or violation of, or constitute a default under, the Indenture or any other agreement to which we are a party or by which we are bound; and

(d)	cause any debt securities then listed on any national securities exchange to be delisted;

(iv)	we deliver to the trustee a customary opinion of counsel (in addition to the tax opinion described below);

(v)	we comply with any additional terms, conditions or limitations imposed in any supplemental indenture relating to the debt securities defeased;

(vi)	we pay the applicable fees and expenses of the trustee; and

(vii)	we deliver to the trustee a customary officer’s certificate stating that we have complied with all conditions precedent to the legal defeasance or the covenant defeasance.

We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will:

(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and

(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Indenture, Article Seven.)

Limitation on Liens

Capitalized terms used in the text of this section have the meanings given to such terms at the end of this section.

The Indenture provides that we will not, and will not permit any Significant Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding debt securities issued under the Indenture equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)	any mortgage, pledge, security interest, lien or encumbrance (collectively, “lien”) upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)	any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)	the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment or the corresponding judgment has been discharged within that 60-day period and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or

(c)	so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)	any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the Indebtedness secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as “Permitted Liens.”

For purposes of the restriction described in the preceding paragraph, “Indebtedness” means:

(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;

(ii)	all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)	all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

“Subsidiary” means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

“Significant Subsidiary” means any Subsidiary, the Assets of which constitute five percent or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any lien upon the capital stock of such Subsidiary is effected.

The “Assets” of any person means the whole or any part of its business, property, assets, cash and receivables.

Notwithstanding the foregoing, except as otherwise specified in the officers certificate setting out the terms of a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens, upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, “Consolidated Capitalization” means the sum of:

(i)	Consolidated Shareholders’ Equity;

(ii)	Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication; and

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

The term “Consolidated Shareholders’ Equity” means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)	indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;

(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

As used in this definition, “liabilities” includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

“Consolidated Subsidiary” means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Liens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets. (Indenture, Section 608.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	the surviving or successor entity is organized and validly existing under the laws of the United States, a state of the United States or the District of Columbia and it expressly assumes our obligations on all debt securities under the Indenture;

(ii)	immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Indenture.

(Indenture, Section 1101.)

Upon any consolidation with or merger into another person, or any conveyance, or other transfer or lease of our properties and assets as or substantially as an entirety to any other person as described above, the successor person or the person to which such conveyance, transfer or lease is made would succeed to, and be substituted for, us under the Indenture, and may exercise every right and power of ours under the Indenture, and except in the case of a lease we would be relieved of all obligations and covenants under the Indenture and on the debt securities then outstanding. (Indenture, Section 1102.)

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the Indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the Indenture;

(ii)	in the event that the holders of debt securities attempt to declare an Event of Default and exercise their acceleration rights under the Indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially as an entirety”; and

(iii)	it may be difficult for holders of debt securities to declare an Event of Default and exercise their acceleration rights.

Event of Default

The term “Event of Default,” when used in the Indenture with respect to any debt securities issued thereunder, means any of the following:

(i)	failure to pay interest on such debt securities within 30 days after it is due;

(ii)	failure to pay the principal of or any premium on any such debt securities when due;

(iii)	failure to perform or breach of any covenant or warranty in the Indenture, except for a covenant or a warranty that is solely for the benefit of one or more series of debt securities other than such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; provided, however, that if we initiate corrective action within 90 days after receipt of notice from the trustee or the holders of the debt securities, such period will be extended for as long as we continue to diligently pursue such action; or

(iv)	events of our bankruptcy, insolvency or reorganization specified in the Indenture.

(Indenture, Section 801.)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

If an Event of Default under the Indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Indenture, Section 802.)

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if

(i)	we have paid or deposited with the trustee a sum sufficient to pay:

(a)	all matured installments of interest on all debt securities of the series;

(b)	the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

(c)	interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d)	all amounts due to the trustee under the Indenture; and

(ii)	any other Event of Default under the Indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802.)

The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	the holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;

(ii)	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings;

(iii)	the trustee has failed to institute any proceeding for 60 days after notice; and

(iv)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture has occurred and is continuing, considered as one class.

In addition, no holder of debt securities will have any right to institute any action under the Indenture to disturb or prejudice the rights of any other holder of debt securities. (Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of debt securities issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

(ii)	to add to our covenants or to surrender any of our rights or powers under the Indenture;

(iii)	to add additional events of default under the Indenture;

(iv)	to change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a)	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

(b)	when no debt securities of the affected series remain outstanding under the Indenture;

(v)	to provide collateral security for all but not part of the debt securities;

(vi)	to establish the form or terms of debt securities of any series as permitted by the Indenture;

(vii)	to provide for the authentication and delivery of bearer securities;

(viii)	to evidence and provide for the acceptance of appointment of a successor trustee;

(ix)	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

(x)	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

(xi)	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)	to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act.

(Indenture, Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with the requirements that we:

(i)	preserve our corporate existence and

(ii)	adhere to the restrictions on consolidation, merger and conveyance contained in the Indenture.

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding and with respect to which compliance is to be omitted, considered as one class, may waive our compliance with the requirements that we:

(i)	maintain an office or agency where payment of the debt securities can be made and notices and demands relating to the debt securities can be delivered and

(ii)	comply with any additional covenants or restrictions with respect to a particular series of debt securities established in the instrument creating the series.

(Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected as described below. (Indenture, Section 813.)

If any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the provision of the Trust Indenture Act will control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act will be deemed to apply to the Indenture as so modified or to be excluded. (Indenture, Section 108.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series or tranches of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected will be required. No such amendment or modification may:

(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made; or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii)	modify certain of the provisions of the Indenture relating to supplemental indentures, restrictions on the ability of the holders of the debt securities to waive covenant compliance (as described above) and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

The Indenture provides that debt securities owned by us, any other obligor upon the debt securities or an affiliate of ours or the other obligor shall be disregarded and considered not to be outstanding in determining whether the required holders of all of the debt securities or of any particular series of debt securities have given a request or consent unless we, the other obligor or the affiliate owns all of the debt securities or all of the particular series of debt securities (except if more than one series is voting together as a class, in which case the debt securities of the series owned entirely by us, the other obligor or the affiliate will be disregarded). (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

Resignation of the Trustee; Removal

The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the trustee at any time by giving written notice to us and the trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. (Indenture, Section 910.) If the trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, the trustee generally must either eliminate the conflicting interest or resign within 90 days. (Indenture, Section 908.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

Title

We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 113.)

Information about the Trustee

The trustee under the Indenture is The Bank of New York. In addition to acting as trustee under the Indenture, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

DESCRIPTION OF COMMON STOCK

The following description of the terms of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of our certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 400,000,000 shares of common stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of March 1, 2005, 188,348,974 shares of common stock were outstanding, and no shares of preferred stock were outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared from time to time by our Board of Directors. We may pay dividends on the common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of the holders of common stock. Holders of common stock do not have cumulative voting rights for the election of directors.

Preemptive Rights

The holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of the Company.

Liquidation Rights

In the event we are liquidated, dissolved or wound up, after payment (or making provision for payment) of our debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of common stock are entitled to receive the balance of our remaining assets, if any.

Transfer Agent and Registrar

Wachovia Bank, N.A. serves as a transfer agent and registrar for the common stock.

Delaware Business Combination Statute

Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

Because our certificate of incorporation and bylaws do not include any provision to “opt-out” of the Delaware business combination statute, the statute will apply to business combinations involving us.

Staggered Board of Directors

Our board of directors currently consists of thirteen directors who are divided into three classes. Each year our stockholders elect one class of directors for a term of three years. On January 27, 2005, our board of directors amended our bylaws to provide that immediately prior to the commencement of our 2005 Annual Meeting of Shareholders the number of our directors will be reduced from thirteen to twelve.

Our staggered board of directors and the Delaware business combination statute may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider in his or her best interest, including those attempts that might result in a premium over the market price of the shares of our common stock.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

•	the terms of the offering of the securities;

•	the proceeds we will receive from such a sale;

•	any underwriting discounts, sales commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any commissions payable to agents;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which we may list the securities.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price;

•	prices that may be changed;

•	market prices at the time of sale;

•	prices related to prevailing market prices; and

•	negotiated prices.

We will describe the method of distribution in the relevant prospectus supplement.

If we use underwriters with respect to a series of the securities, we will set forth in the relevant prospectus supplement:

•	the name of the managing underwriter, if any;

•	the name of any other underwriters; and

•	the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

•	subject the obligations of the underwriters to certain conditions precedent; and

•	obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

•	overallot in connection with the offering, creating a short position;

•	bid for, and purchase, the securities in the open market to cover short positions;

•	bid for, and purchase, the securities in the open market to stabilize the price of the securities; and

•	reclaim selling concessions allowed for distributing the securities in the offering if the underwriter repurchases previously distributed securities in covering transactions, in stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

We may sell the common stock offered in this prospectus from time to time through one or more agents. Under an agency agreement to be entered into by the agents and us, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment. We will receive all of the proceeds from the sale of the common stock after paying the agents a commission. In addition, we will agree to reimburse any agents for certain of their expenses in connection with the sale of the common stock. The agents will sell the common stock on the New York Stock Exchange, or on any other exchange on which the common stock may be listed, at prevailing market prices through (i) ordinary brokers’ transactions or (ii) in block transactions (which may involve crosses) in accordance with the rules of the exchanges. In block transactions, the agents may purchase all or a portion of the shares for their own account as principal and resell them. The agents also may sell the common stock in a “fixed price offering” off the floor of the exchanges. If this happens, we will sell shares to the agents for their own account at a negotiated price (which is related to the prevailing market price), and the agents may form a group of dealers to participate with them in reselling the shares to you. The agents may also sell the shares by conducting a “special offering” or “exchange distribution” in accordance with the rules of the exchanges.

We will name the agent or agents and describe the terms of any such offering, including the commission payable to the agents, in a prospectus supplement.

If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

Any underwriters, agents or dealers participating in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may indemnify them against some civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

We may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the relevant prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the relevant prospectus supplement.

We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality and binding nature of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Kirk J. Emge, Esq., our Vice President, Legal Services.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is a part of registration statements on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statements for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statements or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statements and prior to the effectiveness of the registration statements and after the date of effectiveness until the offer of the securities is terminated until we sell all of the securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005 (File No. 1-31403);

•	The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on July 23, 2002 (File No. 1-31403), registering the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and any amendment or report subsequently filed for the purpose of updating such description;

•	Our Current Report on Form 8-K filed with the SEC on January 10, 2005 (File No. 1-31403);

•	Our Current Report on Form 8-K filed with the SEC on January 24, 2005 (File No. 1-31403); and

•	Our Current Report on Form 8-K filed with the SEC on January 28, 2005 (File No. 1-31403).

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

$

Pepco Holdings, Inc.

Floating Rate Notes due

PROSPECTUS SUPPLEMENT

RBS Greenwich Capital

JP Morgan

Scotia Capital

Citigroup

KeyBanc Capital Markets

Lazard Capital Markets

SunTrust Robinson Humphrey

June     , 2005